EXHIBIT 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The Unaudited Pro Forma Financial Information reflects financial information that gives effect to the acquisition of GSL Healthcare, Inc., a Nevada corporation formed on April 15, 2020 (GSL), by Agentix Corp., a Nevada corporation (the “Company”), per a Share Exchange Agreement (the “Share Exchange Agreement”) entered into on May 28, 2020, by and among the Company, GSL, and the holders of the common stock of GSL.

Under the terms and conditions of the Share Exchange Agreement, the Company offered and sold 27,932,271 shares of common stock of the Company in consideration for all of the issued and outstanding shares of common stock of GSL. The effect of the issuance is that former two GSL shareholders now hold approximately 88.0% of the issued shares of common stock of the Company, and GSL is now a wholly-owned subsidiary of the Company.

The Unaudited Pro Forma Financial Information appearing below is presented for illustrative purposes only, is based upon a number of assumptions and estimates, is subject to uncertainties, and the data does not purport to be indicative of the actual results of the operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that the combined company may achieve in the future.

The Unaudited Pro Forma Financial Information appearing below also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors.

The Unaudited Pro Forma Balance Sheet gives effect to the transaction as if it had occurred on May 31, 2020. The Unaudited Pro Forma Consolidated Income Statement gives effect to the transaction as if it had occurred at the beginning of the earliest period presented, combining the results of the Company and GSL for the fiscal year ended August 31, 2019 and the nine months ended May 31, 2020.

1

Agentix Corp. & GSL Healthcare, Inc.

Unaudited Pro Forma Consolidated Income Statement

For the Nine Months Ended May 31, 2020

	Agentix Corp.	GSL Healthcare, Inc.	Pro Forma Adjustments	Pro Forma

EXPENSES
General and administrative	$1,577	$-	$-	$1,577
Professional Fees	1,304,609	-		1,304,609
TOTAL OPERATING EXPENSES	1,306,186	-	-	1,306,186
OPERATING LOSS	(1,306,186)	-	-	(1,306,186)
Other Income (Expense)
Interest expense	(4,524)	-	-	(4,524)
Total other (expense), net	(4,525)	-	-	(4,525)
NET LOSS	$(1,310,710)	$-	$-	$(1,310,710)

LOSS PER COMMON SHARE	$(0.46)	-		$(0.04)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	2,844,160	-		30,776,431

See notes to unaudited pro forma financial information

2

Agentix Corp. & GSL Healthcare, Inc.

Unaudited Pro Forma Consolidated Income Statement

For the Fiscal Year Ended August 31, 2019

	Agentix Corp.	GSL Healthcare, Inc.	Pro Forma Adjustments	Pro Forma

EXPENSES
General and administrative	3,995	-	-	3,995
Professional Fees	57,322	-		57,322
Salary and wages - officers	60,000	-	-	60,000
TOTAL OPERATING EXPENSES	121,317	-	-	121,317
OPERATING LOSS	(121,317)	-	-	(121,317)
Other Income (Expense)
Interest expense	(11,335)	-	-	(11,335)
Total other (expense), net	(11,335)	-	-	(11,335)
NET LOSS	$(132,652)	$-	$-	$(132,652)

LOSS PER COMMON SHARE	$(0.06)	-	-	$(0.06)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	2,057,000	-	-	2,057,000

See notes to unaudited pro form financial information

3

Agentix Corp. & GSL Healthcare, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of May 31, 2020

	Agentix Corp.	GSL Healthcare, Inc.	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets
Cash	$17	$-	$-		$17

Total Current Assets	17	-	-		17

Equity investment	-	19,553	-		19,553
Goodwill	-	-	678,754	(1)	678,754
TOTAL ASSETS	$17	$19,553	$678,754		$698,324

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$15,734	$-	$-		$15,734
Accrued expenses - related party	27,970	-	-		27,970
Total Current Liabilities	43,704	-	-		43,704
Total Liabilities	43,704	-	-		43,704
Commitments and Contingencies
Stockholders’ Deficit
Common stock	3,807	27,932	-	(2)	31,739
Additional paid in capital	45,296,340	(8,380)	678,754	(3)	45,966,715
Accumulated deficit	(45,343,834)	-	-		(45,343,834)
Total Stockholders’ (Deficit) Equity	(43,687)	19,553	678,754		654,620
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$17	$19,553	$678,754		$698,324

See notes to unaudited pro forma financial information

4

Notes to Unaudited Pro Forma Financial Information

Note 1 – Basis of Presentation

The Unaudited Pro Forma Financial Information and explanatory notes have been prepared to illustrate the effects of the acquisition under the acquisition method of accounting with the Company as the acquirer. The Unaudited Pro Forma Financial Information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of GSL, as of the effective date of the acquisition, will be recorded by the Company at their respective fair values and the excess of the consideration over the fair value of GSL’s net assets will be allocated to goodwill.

Note 2 – Preliminary Purchase Price Allocation

The acquisition price consists of the issuance of 27,932,271 shares of the Company’s common stock with an estimated value of $698,307. The estimated allocation of the purchase price on the closing date of acquisition (May 31, 2020) consisted of equity investment interest held by GSL of $19,553 and goodwill of $678,754.

The pro forma allocation of the purchase price reflected in the Unaudited Pro Forma Financial Information is subject to adjustment and may vary from the actual purchase price allocation once completed. Adjustments may include, but not limited to, adjustments of GSL’s balance sheet through the effective date of the acquisition; the value of the shares issued to GSL; and any revisions to estimated fair value of assets and intangible assets acquired, if any, and liabilities assumed. Accordingly, the preliminary estimated fair values of these assets and liabilities are subject to change pending additional information that may be developed by the Company and GSL. Further, the accounting policies of GSL are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments of financial statement reclassifications may be determined.

Note 3 – Pro Forma Adjustments

The following adjustments were made to reflect the combination of GSL and Agentix.

(1) Estimated amount of goodwill once the purchase price allocation is completed (see Note 2).

(2) 27,932,271 shares issued at a par value of $0.001 less book value of the common stock of GSL.

(3) Purchase price paid of $698,307 less GSLs net assets of $19,553.

5